Exhibit 4.12

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Investment Agreement

This Investment Agreement (this “Agreement”) is made on December 31, 2021 (the “Date of Signing”) by and between:

A.	Newlinks Technology Limited, a limited liability company duly established and validly existing under the laws of the Cayman Islands (“Party A”);

B.	Dada Auto Inc., a limited liability company duly established and validly existing under the laws of the Cayman Islands (“Party B”);

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

Recital

WHEREAS,

1)

Party A and its controlled affiliates (collectively, “Newlinks Group”, which, for the purpose of this Agreement, excludes Party B and its controlling entities) are comprehensive internet platforms mainly supplying Al, SaaS and other products and services to help the players in energy retail sectors such as gas stations to participate in the digital transformation to reduce costs and increase efficiency. Party B and its controlled affiliates (collectively, “NaaS”) are mainly engaged in the business negotiation services and related value-added services for new energy vehicle charging facility operators to access the Kuaidian platforms.

2)	As at the Date of Signing, Party A holds 500 ordinary shares of Party B, accounting for 100% shares of Party B;

3)	As at the Date of Signing, Newlinks Group has provided a total of RMB [Redacted] million to NaaS to support its daily operation;

4)	Party B plans to split its shares at the ratio of 1:10 in the near future and issue new shares to Party A.

NOW THEREFORE, following the principle of equality and mutual benefit and through friendly negotiation, both Parties agree on investment related matters as follows.

Chapter 1 Investment

1.1 Issuance of Shares

Both Parties acknowledge that within one month after the Date of Signing, Party B shall split its shares at the ratio of 1:10, and issue 49,9995,000 ordinary shares (“Newly Issued Shares”) to Party A, so that Party A holds 50,000,000 ordinary shares of Party B. After the issuance of shares, Party B’s shareholding structure is shown in the table below.

Shareholder	Number of shares held	Shareholding ratio
Newlinks Technology Limited	50,000,000	100.00%
Total	50,000,000	100.00%

1.2 Payment of Investment Amount

Both Parties acknowledge that the total amount of funds that Newlinks Group has provided to NaaS is RMB [Redacted] million (“Investment Amount”), which shall be regarded as the consideration for the Newly Issued Shares issued by Party B to Party A. Except for that, Newlinks Group does not need to pay any other consideration for the Newly Issued Shares. After Party A obtains the Newly Issued Shares, Newlinks Group shall have no right to require NaaS to return such Investment Amount.

For the avoidance of doubt, both Parties acknowledge that the Investment Amount is not actually the loan provided by Newlinks Group to NaaS. After Party A obtains the Newly Issued Shares, Newlinks Group will no longer have any creditor’s rights against NaaS with respect to the Investment Amount.

Notwithstanding the foregoing, if, for tax planning or other considerations, Party A actually pays any other amount to Party B overseas after the signing of this Agreement as the consideration for the Newly Issued Shares (“Additional Investment Amount”), Party B shall pay the Additional Investment Amount to its subsidiary established in China as soon as possible, and shall cause such subsidiary to immediately return the Additional Investment Amount to the entity designated by Party A.

Chapter 2 Representations and Warranties

Each Party represents and warrants to the other Party that:

1)

It is an entity duly incorporated or registered and validly existing under the applicable laws of the place of its incorporation or registration. It has the capacity for civil rights and civil conduct to execute this Agreement and perform its obligations hereunder.

2)

It has effectively executed this Agreement and obtained all necessary authorizations, licenses and approvals for its execution, delivery and performance of this Agreement, and its exercise of its rights and fulfillment of its obligations hereunder. Its obligations and liabilities hereunder are legal, valid and enforceable.

3)

Its execution, delivery and performance of this Agreement and its exercise of its rights and fulfillment of its obligations hereunder will not violate any laws and regulations applicable to it, its assets or business, or violate its articles of association or other organizational documents (if applicable), or violate any court judgment, ruling, arbitral award, administrative decision or order binding upon or applicable to it.

Chapter 3 Breach

3.1 Breach and Early Termination

(a)	Either Party (the “Breaching Party”) who fails to perform its obligations hereunder shall constitute a breach of this Agreement (“Breach”);

(b)

In case of serious Breach by the Breaching Party, the non-breaching Party (the “Non-breaching Party”) shall have the right to notify the Breaching Party in writing of its Breach, and the Breaching Party shall remedy its Breach within thirty (30) days from the date of the notice. If the Breaching Party fails to remedy the Breach at the expiration of such thirty (30) days, the Non-breaching Party shall have the right to terminate this Agreement. If either Party has already made it clear (orally, in writing or by act) before the expiration of the term hereof that it will not perform its major obligations hereunder, or the Breach of the Breaching Party (including a Breach caused by force majeure) has made both Parties unable to achieve the basic purpose of this Agreement, the Non-breaching Party shall have the right to terminate this Agreement.

3.2 Compensation for Breach

The Breaching Party shall compensate the Non-breaching Party for all direct costs, liabilities, or losses incurred due to its Breach.

3.3 Specific Performance

In addition to other rights and remedies hereunder, the Non-breaching Party shall also have the right to require the Breaching Party to specifically and fully perform its obligations hereunder.

Chapter 4 Termination

4.1 Termination

This Agreement shall be terminated under any of the following circumstances: (1) in case either Party goes bankrupt, becomes insolvent, goes into liquidation or dissolution procedures, suspends business or cannot pay off its due debts or cannot exist for other reasons during the cooperation period, the Party shall submit a written explanation to the other Party, and the other Party shall have the right to send a written notice to terminate this Agreement thirty (30) days in advance; (2) both Parties agree to rescind or terminate this Agreement through consultation in writing.

4.2 Effect of Termination

If this Agreement is terminated in accordance with the provisions of this Chapter 4, the rights and obligations hereunder shall be terminated as well, and this Agreement will no longer be binding upon either Party, provided that (1) the provisions of Chapter 3 (Breach), Chapter 4 (Termination), Chapter 5 (Confidentiality) and Chapter 6 (Governing Law and Dispute Resolution) shall survive; and (2) the termination of this Agreement shall not exempt either Party’s liability for its Breach hereunder.

Chapter 5 Confidentiality

5.1 Confidential Information

Both Parties acknowledge that this Agreement, the contents of this Agreement and the transactions contemplated hereunder shall be treated as confidential information.

5.2 Confidentiality Obligations

Both Parties agree that they shall, and shall ensure that their affiliates and their respective officers, directors, employees, agents, representatives, accountants and legal advisers to, keep all confidential information received or obtained by them confidential and shall not disclose to any third party or use it.

5.3 Excluded Disclosure

The confidentiality obligations under this Chapter shall not apply to: (i) any information permitted to be disclosed in accordance with the provisions hereof; (ii) any information that is publicly available at the time of disclosure and is not disclosed due to any breach of this Agreement by either Party or its affiliates, or its or its affiliates’ officers, employees, agents, representatives, accountants and legal advisers; (iii) any information obtained by either Party from a bona fide third party without confidentiality obligations; or (iv) any information disclosed to the extent mutually agreed by both Parties. In addition, each Party may disclose the said information to its affiliates and its or its affiliates’ investors, officers, directors, employees, partners, shareholders, agents, representatives, accountants and legal advisers to the extent necessary for the purpose of performing this Agreement, provided that it shall ensure that such persons undertake the same confidentiality obligations.

Chapter 6 Governing Law and Dispute Resolution

6.1 Governing Law

The conclusion, validity, interpretation and performance of this Agreement and the resolution of any dispute arising therefrom shall be governed by the laws of China.

6.2 Dispute Resolution

(a)

Any dispute, controversy or claim arising from or in connection with this Agreement or its Breach, termination or invalidity (collectively, “Disputes”) shall be resolved by both Parties through friendly negotiation. If such negotiation fails, either Party may submit the dispute to the court with jurisdiction for litigation;

(b)

The above provisions of this Article 6.2 shall not prevent the Parties from applying for any pre-litigation preservation or injunctive relief available for any reason, including but not limited to the subsequent application for enforcement of the judgment of the litigation.

Chapter 7 General Provisions

7.1 Fees and Taxes

Any costs, expenses and taxes incurred by each Party for the execution of this Agreement and the performance of the transactions contemplated hereunder shall be borne by each Party respectively in accordance with the applicable laws of China.

7.2 Assignment and Succession

Unless otherwise expressly agreed herein or agreed by both Parties in writing, neither Party shall transfer this Agreement or any of its rights and obligations hereunder for any reason. Notwithstanding the foregoing, each Party may transfer its rights and obligations hereunder to its affiliates without the consent of the other Party, but the transferring Party shall notify the other Party in advance of the transfer and the information of its affiliate to which its rights and obligations are transferred, and such affiliate shall have the qualification and ability to conduct the investment as agreed in Chapter 1 hereof. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.3 Severability

If any term or other provision of this Agreement is deemed invalid, illegal or unenforceable in accordance with any laws, regulations or public policies, all other terms and provisions of this Agreement shall remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereunder has not been materially and adversely affected to either Party in any form. When any term or other provision of this Agreement is deemed invalid, illegal or unenforceable, both Parties shall negotiate in good faith to amend this Agreement to realize the original intention of both Parties as close as possible in an acceptable manner, so as to complete the transactions contemplated hereunder as far as possible according to the original plan.

7.4 Entire Agreement

This Agreement contains all understandings and agreements between the Parties with respect to the transactions contemplated hereunder, and shall supersede all written and oral agreements and commitments between the Parties with respect to the transactions contemplated hereunder prior to the Date of Signing.

7.5 Waiver

Either Party may (a) extend the period for the other Party to perform any obligation or take any action, (b) waive the right to hold the other Party accountable for any inaccuracy of the representations and warranties made by it in this Agreement or any other transaction document, or (c) waive the right to request the other Party’s compliance with any covenant or condition contained herein. Such extension or waiver shall be effective only after the Party bound has signed a written document expressly stating the extension or waiver. Either Party’s waiver of any breach of the terms of this Agreement shall not be deemed or construed as a further waiver or continuing waiver of such breach, or a waiver of any other breach or subsequent breach. Except as otherwise provided herein, either Party’s failure to exercise or delay in exercising any right, power or remedy under this Agreement or otherwise available in accordance with laws and regulations shall not be deemed as its waiver of such right, power or remedy, nor such Party’s single or partial exercise of such right, power or remedy shall exclude any other or further exercise of such right, power or remedy, or the exercise of any other right, power or remedy.

7.6 Amendment

No modification or amendment to this Agreement shall take effect unless it is made and signed by both Parties in writing.

7.7 Counterpart

This Agreement is made in two (2) copies, one (1) for each Party respectively, which shall be deemed as an original once signed.

(Followed by Signature Pages.)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

Newlinks Technology Limited

Signature:	/s/ DAI Zhen
Name: DAI Zhen
Title: Director

Signature page to the Investment Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

Dada Auto Inc.

Signature:	/s/ WANG Yang
Name: WANG Yang
Title: Director

Signature page to the Investment Agreement